FILED PURSUANT TO RULE 424(b)(7)
UNDER THE SECURITIES ACT OF 1933
IN CONNECTION WITH
REGISTRATION NO. 333-153583
PROSPECTUS SUPPLEMENT
dated June 10, 2011
(to Prospectus dated September 19, 2008)
KILROY REALTY CORPORATION
2,029,939 Shares of Common Stock
     This prospectus supplement supplements our prospectus dated September 19, 2008, relating to the possible issuance of up to 1,723,131 shares of common stock of Kilroy Realty Corporation, a Maryland corporation, to the holders of common units representing common limited partnership interests in Kilroy Realty L.P. identified in this prospectus supplement, and the possible resale of shares of common stock by these holders. The holders identified in this prospectus supplement were issued common limited partnership units in a private placement transaction and are entitled to tender their common units to Kilroy Realty, L.P. for cash redemption. We may elect to exchange the holders’ tendered units on a one-for-one basis for shares of our common stock. We will not receive any of the proceeds from the issuance of the common stock to the holder or from the resale of the shares by the holders. The prospectus also relates to the possible resale of 306,808 shares of common stock currently held by certain of the selling stockholders.
     You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the prospectus.
     Before you invest in our common stock, you should consider the risks discussed in “Risk Factors” beginning on page 1 of the prospectus as well as the risk factors relating to our business that are incorporated by reference in the prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.
June 10, 2011

     The table of selling stockholders appearing under the caption “Selling Stockholders” beginning on page 38 of the prospectus, is hereby amended and restated in its entirety as follows.
SELLING STOCKHOLDERS
     The “selling stockholders” are the persons who may receive shares of our common stock registered pursuant to this prospectus. The following table provides the name of the selling stockholders, the maximum number of shares of common stock issuable to the selling stockholders in the exchange, the aggregate number of shares of common stock that will be owned by the selling stockholders after the exchange and the aggregate number of shares of common stock that may be resold pursuant to this prospectus. The number of shares on the following table represents the number of shares of common stock into which common units held by the selling stockholders are exchangeable. Since the selling stockholders may sell all, some or none of their shares, we cannot estimate the aggregate number of shares that the selling stockholders will offer pursuant to this prospectus or that the selling stockholders will own upon completion of the offering to which this prospectus relates.
     The selling stockholders named below may from time to time offer the shares of common stock offered by this prospectus:

		Maximum
		Number of
		Shares of
		in the
		Common
	Common	Stock Issuable
	Shares	in the	Common Shares Owned			Common Shares
	Owned	Exchange and	Following the		Number of	Owned after
	Prior to the	Available for	Exchange(1)		Shares to be	Resale(2)
Name	Exchange	Resale	Shares	Percent	Resold	Shares	Percent
John B. Kilroy, Jr.	293,730	782,059	1,075,789	1.8%	1,075,789	—	—
John B. Kilroy, Sr.	14,474	249,733	264,207	*	264,207	—	—
Patrice Bouzaid	—	35,695	35,695	*	35,695	—	—
Susan Hahn	—	35,696	35,696	*	35,696	—	—
Anne McCahon	—	35,696	35,696	*	35,696	—	—
Dana Pantuso Living Trust dated June 4, 2009	—	35,696	35,696	*	35,696	—	—
Robin E. Kilroy Living Trust Dated May 1, 1996	—	95,095	95,095	*	95,095	—	—
James Reynolds	—	45,403	45,403	*	45,403	—	—
Jay Shidler	—	45,403	45,403	*	45,403	—	—
Lawrence Taff	—	8,255	8,255	*	8,255	—	—
Martin Clevenger	—	6,703	6,703	*	6,703	—	—
Kilroy Airport Imperial Co.(3)	—	1,133	1,133	*	1,133	—	—
Operation Walk	—	750	750	*	750	—	—
T. Patrick Smith 2001 Trust	—	42,864	42,864	*	42,864	—	—
Kilroy Industries	—	302,950	302,950	*	302,950	—	—

Total	308,204	1,723,131	2,031,335	3.4%	2,031,335	—	—

*	Less than one percent of the outstanding shares of common stock.

(1)	Assumes that we exchange the common units of the selling stockholders for shares of common stock. The percentage ownership is determined for each selling stockholder by taking into account the issuance and sale of shares of common stock issued in exchange for common units of only such selling stockholder. Also assumes that no transactions with respect to common stock or common units occur other than the exchange.

(2)	Assumes the selling stockholders sell all of their shares of common stock offered pursuant to this prospectus. The percentage ownership is determined for each selling stockholder by taking into account the issuance and sale of shares of common stock issued in exchange for common units of only such selling stockholder.

(3)	Kilroy Airport Imperial Co. (“KAICO”) is owned by John B. Kilroy, Sr., the Chairman of our board of directors and John B. Kilroy, Jr., our President and Chief Executive Officer. Messrs. Kilroy disclaim direct beneficial ownership of any shares held by KAICO except to the extent of their respective interests in KAICO.